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                                                                    EXHIBIT 8(u)

                 AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT


         This Amended and Restated Transfer Agency Agreement is made as of this 18th day of June, 2002, between Janus Investment Fund, a Massachusetts business trust (the "Trust"), on behalf of those series of the Trust set forth on Appendix A to this Agreement (each, a "Fund" and collectively, the "Funds"), and Janus Services LLC, a Delaware limited liability company ("JSLLC").

         The Trust desires to appoint JSLLC as transfer agent for the Funds and JSLLC desires to accept such appointment. In consideration of the mutual covenants herein contained, the parties agree as follows:

         1. APPOINTMENT OF JSLLC. The Trust appoints JSLLC as the transfer agent for the Funds, and JSLLC accepts such appointment and agrees to perform the duties set forth in this Agreement. If the Trustees of the Trust hereafter determine to issue additional classes of shares of a Fund, JSLLC agrees that it will act as transfer agent for the shares so classified on the terms set forth in this Agreement.

         2. REPRESENTATIONS AND WARRANTIES OF JSLLC. JSLLC represents and warrants that it is a limited liability company duly organized, existing and in good standing under Delaware law, that it is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934 and applicable state law, and that it has taken all requisite corporate proceedings to authorize it to enter into and perform this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust represents and warrants that it is a business trust duly organized, existing and in good standing under Massachusetts law, it is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), that all requisite steps have been or will be taken to register the Funds' shares for sale under federal and securities laws, and that the Trust is empowered under applicable laws and by its Amended and Restated Agreement and Declaration of Trust to enter into and perform this Agreement.

         4. DUTIES OF JSLLC. As transfer agent for the Funds, JSLLC shall perform all usual and ordinary services of a transfer agent of investment companies, in accordance with the policies and practices of the Trust or the Funds as disclosed in the Funds' current prospectuses or otherwise communicated in writing to JSLLC from time to time, including, but not limited to, the following:

                  a. Recording the ownership, transfer, conversion, and cancellation of ownership of shares of a Fund on the books of that Fund;

                  b. Establishing and maintaining shareholder accounts;


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                  c. Preparing shareholder meeting lists, mailing proxies and receiving and tabulating proxies;

                  d. Mailing shareholder prospectuses, annual and semiannual reports;

                  e. Recording reinvestments of dividends and distributions in a Fund's shares;

                  f. Preparing and mailing confirmation forms to shareholders and dealers for purchases and redemptions of a Fund's shares and other transactions for which confirmations are required;

                  g. Cooperating with banks, broker-dealers and other financial intermediaries who represent shareholders of the Funds;

                  h. Investigating all shareholder inquiries related to shareholder accounts and responding promptly to correspondence from shareholders;

                  i. Causing a Fund to redeem a sufficient number of shares in an account to meet a shareholder's redemption request and instructing the Fund's custodian to transfer such amounts to a redemption account at the custodian or another bank;

                  j. Notifying the Funds' custodian on or before the payable date of estimated amounts of cash dividends or distributions, which amount shall be placed in a dividend disbursing account at the custodian or another bank;

                  k. Undertaking certain anti-money laundering responsibilities as detailed in Janus' Anti-Money Laundering Program as approved by the Trustees pursuant to the USA PATRIOT Act; and

                  l. Maintaining customary records in connection with its provision of services under this Agreement, and particularly, maintaining those records required to be maintained pursuant to Rule 31a-1 and for the period and in the manner prescribed by Rule 31a-2 under the 1940 act. To the extent required by the 1940 Act and the rules and regulations thereunder, JSLLC agrees that all records maintained by JSLLC relating to the services performed by JSLLC pursuant to this Agreement are the property of the Funds and will be surrendered promptly to the Funds upon request.

         5. COMPENSATION.

                  a. Each Fund shall compensate JSLLC for services rendered under this Agreement in accordance with the schedule set forth in Appendix B (the "Fee Schedule").


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                  b. This provision may be changed from time to time by
attaching to this Agreement a revised Fee Schedule, dated and signed by an authorized officer of each party hereto.

                  c. JSLLC shall bill each Fund as soon as practicable after the end of each calendar month for the fee due for that month. Such fee shall be subject to reduction based on any income earned by JSLLC on overnight balances in deposit, dividend disbursement or redemption accounts maintained on the Funds' behalf. The Funds shall promptly pay to JSLLC the amount of such billing.

         6. RELIANCE BY TRANSFER AGENT. JSLLC shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by a duly authorized officer of the Trust and shall not be held to have any notice of any change of authority of any such person until receipt of written certification thereof from the Trust. JSLLC shall be under no duty or obligation to inquire into, and shall not be liable for: (a) the legality of the issue or sale of any shares of a Fund, or the sufficiency of the amount to be received therefor; (b) the legality of the redemption of any shares of a Fund, or the propriety of the amount to be paid therefor; (c) the legality of the declaration of any dividend by a Fund, or the legality of the issue of any shares of a Fund in payment of any stock dividend; or (d) the legality of any recapitalization or readjustment of a Fund's shares.

         7. STANDARD OF CARE AND INDEMNIFICATION.

                  a. JSLLC shall not be responsible for, and the Trust shall hold harmless and indemnify JSLLC from and against, any loss by or liability to a Fund or a third party (including reasonable attorney's fees and costs) in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by JSLLC pursuant to this Agreement, unless JSLLC's actions constitute negligence or willful misconduct. A Fund will be responsible for, and will have the right to conduct or control the defense of, any litigation asserting liability against which JSLLC is indemnified hereunder. JSLLC will not be under any obligation to prosecute or defend any action or suit with respect to the agency relationship hereunder, which, in its opinion, may involve it in expense or liability for which it is indemnified hereunder, unless a Fund will, as often as requested, furnish JSLLC with reasonable, satisfactory security and indemnity against such expense or liability.

                  b. JSLLC will hold harmless and indemnify the Trust from and against any loss or liability (including reasonable attorney's fees and costs) arising out of any failure by JSLLC to comply with the terms of this Agreement due to JSLLC's negligence or willful misconduct.


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         8. TERM AND TERMINATION.

                  a. This Agreement shall become effective as of the date first written above and shall continue in effect until terminated in accordance with the provisions hereof.

                  b. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than 60 days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a resolution of the Trustees of the Trust, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent.

                  c. The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events:

                           (i) Any interruption or cessation of operations of
JSLLC or its assigns that materially interferes with the business operation of a Fund;

                           (ii) The bankruptcy of JSLLC or its assigns or the
appointment of a receiver for JSLLC or its assigns;

                           (iii) Any merger, consolidation, or sale of
substantially all the assets of JSLLC or its assigns;

                           (iv) Failure by JSLLC or its assigns to perform its
duties in accordance with this Agreement, which failure materially adversely affects the business operations of a Fund and which failure continues for ten
(10) days after receipt of written notice from JSLLC.

                  d. In the event of termination, JSLLC will use its best efforts to transfer the books and records of the Funds to the designated successor agent and to provide other information relating to its services provided hereunder for reasonable compensation therefor.

         9. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

         10. SUBCONTRACTING. The Trust agrees that JSLLC may, in its discretion, subcontract for the services to be provided under this Agreement.


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         11. ASSIGNMENT.

                  a. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party except with the written consent of the other party; provided, however, that any such assignment shall be subject to the prior written approval of the Trust and no such assignment will relieve JSLLC of any of its obligations hereunder.

                  b. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

         12. LIMITATION OF PERSONAL LIABILITY. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Funds and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust's Amended and Restated Agreement and Declaration of Trust, as amended from time to time, is on file in the Office of Secretary of State of the Commonwealth of Massachusetts. Such Amended and Restated Agreement and Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and shareholders of the Trust.

         13. MISCELLANEOUS.

                  a. Any notice of other instrument in writing, authorized or required by this Agreement to be given to the Trust or JSLLC, shall be sufficiently given if addressed to that party and mailed or delivered to it at such place as it may from time to time designate in writing.

                  b. This Agreement shall be construed in accordance with the laws of the State of Colorado.

                  c. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.



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                                                 JANUS INVESTMENT FUND



                                                 By: /s/ Thomas H. Bailey
                                                     ---------------------------
                                                 Name: Thomas H. Bailey
                                                       -------------------------
                                                 Title: President
                                                        ------------------------



                                                 JANUS SERVICES LLC



                                                 By: /s/ Timothy Hudner
                                                     ---------------------------
                                                 Name: Timothy Hudner
                                                       -------------------------
                                                 Title: President
                                                        ------------------------



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